FOR IMMEDIATE RELEASE

STARWOOD COMPLETES SALE OF TIMESHARE LOANS

WHITE PLAINS, NY (June 8, 2009) – On June 5th, Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) completed a private placement of approximately $125 million floating rate Timeshare Loan Backed Notes by SVO 2009-A VOI Mortgage Corporation with a commercial paper conduit.  The floating rate will be swapped into a fixed rate of 8.0%.  Starwood contributed approximately $181 million in timeshare mortgages to the Issuer and retained a 31 percent residual interest in the Issuer.  Cash flow from the timeshare mortgages will be paid entirely to the holder of the Notes for the initial 12 to 24 months; thereafter, Starwood expects to begin receiving its return on its residual interest.  Starwood expects that the securitization will result in a small loss on the sale as well as lost interest income for the second quarter and the balance of the year. The notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws.

About Starwood Hotels & Resorts Worldwide, Inc.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with 960 properties in 97 countries and approximately 145,000 employees at its owned and managed properties. Starwood® Hotels is a fully integrated owner, operator and franchisor of hotels and resorts with the following internationally renowned brands: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W®, Le Méridien®, and the recently announced AloftSM and ElementSM. Starwood Hotels also owns Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwoodhotels.com.

Investor contact:
Jason Koval
Vice President, Investor Relations
914-640-8165

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